Exhibit 99.1

Rainmaker Acquires Lead Generation Provider CAS Systems, Inc.

Acquisition strengthens and increases scale of growing lead generation business

Campbell, Calif., January 29, 2007 – Rainmaker Systems, Inc. (NASDAQ: RMKR), a leading outsource provider of sales and marketing services, today announced it has acquired the assets of privately held CAS Systems, Inc., a leading business-to-business lead generation provider. Based in Oakland, California and Montreal, Canada, CAS generated fiscal 2006 revenue of approximately $7 million based on unaudited financial results.

CAS Systems provides business-to-business lead generation services including account profiling, event recruitment services, decision maker identification, sales pipeline tracking, appointment setting, and complete market analysis and list research augmented by a 2.5 million plus contact data base. Incorporated in 1989, CAS has approximately 130 employees with principal locations in Oakland, California and Montreal, Canada. CAS serves a broad base of clients representing many of the top names in technology and financial services.

Under the terms of the all cash acquisition, Rainmaker paid a total of $2 million at closing, and will pay an additional $2 million over three years plus interest at a fixed rate of 5.36% per annum. The acquisition agreements also provide for a potential additional payment of $1 million contingent on certain performance metrics at the end of 12 months, subject to adjustment. Rainmaker expects the acquisition to result in a slight reduction in fiscal 2007 GAAP EPS due to integration and acquisition related costs, and amortization of acquired intangibles.

Michael Silton, CEO of Rainmaker, stated: “CAS Systems is a strong, direct competitor of our growing lead generation business and brings an extensive and substantial base of world-class clients that complement our business. Their excellent reputation for quality and results has been developed over 18 years in the lead generation business. This acquisition significantly increases the scale of our lead generation operations, providing proven management strength, multiple locations, and international capabilities with an established presence in the lower cost structure environment of Canada. In addition, CAS brings a number of new clients including a major client within the financial services industry for whom CAS acquires small business credit applications via telesales. The CAS acquisition also adds significant and growing lead generation business with one of our existing major hardware clients, further diversifying our customer and revenue base.”

The acquisition of CAS Systems represents Rainmaker’s fifth acquisition in the last two years, following the very successful acquisitions of ViewCentral, Sunset Direct, Launch Project and Metrics Corporation. CAS System employees will be integrated into Rainmaker’s organization and become employees of Rainmaker.

About Rainmaker

Rainmaker Systems, Inc. is a leading provider of business-to-business sales and marketing services. Through the use of proprietary technologies and enhanced data analytics, our solutions leverage integrated multi-channel communications to accelerate the sales process and achieve higher revenue for our clients. Our core services include complete lead qualification and management, new product sales, webinar event management, online sales of training classes, channel enablement, subscription renewals, and service contract sales.

NOTE: Rainmaker Systems, the Rainmaker logo, Sunset Direct and Contract Renewals Plus are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company and its subsidiaries. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, our ability to integrate acquisitions and expand our operations without disruption to our business, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company remains dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

CONTACT:

Steve Valenzuela	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
Rainmaker Systems, Inc.	MKR Group, Inc.
(408) 626-2439	(323) 468-2300
steve.valenzuela@rmkr.com	rmkr@mkr-group.com